Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 14, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of VOXX International Corporation on Form 10-K for the year ended February 29, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of VOXX International Corporation on Forms S-3 (File No. 333-187427 and File No. 333-91455) and on Form S-8 (File No. 333-184365).

/s/ GRANT THORNTON LLP

Melville, New York

May 14, 2024